EXHIBIT 10(bb)


                       NORFOLK SOUTHERN CORPORATION
                        RESTRICTED STOCK UNIT PLAN

                        Effective January 28, 2003


Section 1.	PURPOSE

     The Restricted Stock Unit Plan is adopted January 28, 2003, to promote the success of Norfolk Southern Corporation (the "Corporation") by providing compensation to officers and other key employees of the Corporation and its Subsidiary Companies (as hereinafter defined) which is tied to the performance of the common stock of the Corporation, thereby providing an additional incentive to officers and other key employees to devote their maximum efforts and skills to the success of the Corporation and further aligning their interests with those of the shareholders. The Plan provides for the grant of restricted stock units whose value is measured by the fair market value of the Corporation's common stock and which will be payable in cash upon satisfaction of the applicable restrictions, in accordance with the terms and conditions set forth below.


Section 2.	DEFINITIONS

     The terms used herein shall have the following meanings unless otherwise specified or unless a different meaning is clearly required by the context:

Award		A grant of Restricted Stock Units.

Beneficiary	The person or persons designated in writing by the
            Participant as his Beneficiary in respect to Awards under the Corporation's Long-Term Incentive Plan or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant's rights in respect to Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant's designation of a Beneficiary must be on file with the Corporation before the Participant's death.

Board of	The Board of Directors of the Corporation.
Directors

Code		The Internal Revenue Code of 1986, as amended from time to
            time.

Committee	The Compensation and Nominating Committee, Performance-Based
            Compensation Committee or any other committee of the Board of Directors which is authorized to grant Awards under this Plan.

Common 	The Common Stock of the Corporation.
Stock

Disability	A disability that enables the Participant to be eligible
            for and receive a disability benefit under the Long-Term Disability Plan of the Corporation or a long-term disability plan of a Subsidiary Company (whichever is applicable), as amended from time to time.

Fair Market	The value of Common Stock on a particular date as measured
Value by the mean of the high and low prices at which it is traded on such date as reported in the Composite
            Transactions for such date by Bloomberg L.P., or its successor, on its internet-based service, or, if Common
            Stock was not traded on such date, on the next preceding day on which Common Stock was traded.

Participant	Any officer or key employee of the Corporation or a Subsidiary
            Company selected by the Committee to participate in the Plan.

Restricted	Contingent rights to receive cash payment for the Fair
Stock Units Market Value of shares of Common Stock granted pursuant to
            Section 5 of the Plan and subject to the restrictions and other terms and conditions set forth therein. Each Restricted Stock Unit shall equal the Fair Market Value of one share of Common Stock.

Restriction A period of time not less than twelve (12) nor more
Period than sixty (60) months, to be determined by the Committee in its sole discretion, commencing on the effective date as of which Restricted Stock Units are granted, during which the restrictions imposed by paragraph (b) of Section 5 of the Plan shall apply.
            The Committee shall determine the length of the Restriction Period at the time that the Restricted Stock Units are granted.

Retirement	Retirement from the Corporation or a Subsidiary Company
            pursuant to the provisions of the Retirement Plan of the Corporation or a retirement plan of a Subsidiary Company (whichever is applicable), as amended from time to time.

Subsidiary 	A corporation of which more than fifty percent (50%) of
Company the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Corporation.


Section 3.	ADMINISTRATION

The Plan shall be administered by the Committee, which, subject to the limitations set forth herein, shall have the full and complete authority and sole discretion from time to time to construe and interpret the Plan; to select the officers and other key employees who shall be granted Awards under the Plan; to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; to authorize the grant of such Awards pursuant to the Plan; in connection with the merger or consolidation of the Corporation, to give a Participant an election to surrender an Award in exchange for the grant of a new Award;
to adopt, amend and rescind rules and regulations relating to the Plan; and to make all other determinations and take all other action it may deem necessary or advisable for the implementation and administration of the Plan. The Committee may authorize the grant of Awards subject to differing terms and conditions to any eligible employee. The Committee's decision to authorize the grant of an Award to an employee at any time shall not require the Committee to authorize the grant of an Award to that employee at any other time or to any other employee at any time; nor shall its determination with respect to the size or terms and conditions of the Award to be granted to an employee at any time require it to authorize the grant of an Award of the same size or with the same terms and conditions to that employee at any other time or to any other employee at any time. The Committee shall not be precluded from authorizing the grant of an Award to any eligible employee solely because the employee previously may have been granted an Award of any kind under the Plan.

All determinations of the Committee shall be by a majority of its members and shall be final, conclusive and binding. Each member of the Committee, while serving as such, shall be considered to be acting in his capacity as a director of the Corporation, and no member of the Committee shall be liable for any action taken or decision made in good faith with respect to the implementation or administration of the Plan.


Section 4.	ELIGIBILITY

To be eligible for selection by the Committee to participate in the Plan, an individual must be a full-time salaried officer or key employee of the Corporation, or of a Subsidiary Company, and must reside in the United States or Canada, on the date on which the Committee authorizes the grant to such individual of an Award.


Section 5.	RESTRICTED STOCK UNITS

     (a) Type of Award - The Committee, in its sole discretion, may fromtime to time authorize the grant of Restricted Stock Units to a Participant. Such Restricted Stock Units will be recorded in individual memorandum accounts maintained by the Committee or its agent. The Participant shall have no beneficial ownership interest in the Common Stock represented by the Restricted Stock Units and no right to receive a certificate representing such shares of Common Stock. Further, the Participant shall have no right to vote the Common Stock represented by the Restricted Stock Units or to receive dividends (except for any equivalent payments which may be awarded by the Committee in connection with such Restricted Stock Units) on the Common Stock represented by the Restricted Stock Units.

     (b) 	Restrictions - Until the expiration of the Restriction
Period or the lapse of restrictions in the manner provided in paragraphs (d) or (e) of this Section 5, Restricted Stock Units shall be subject to the following restrictions and any additional restrictions that the Committee, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:

            (i) the Participant shall not be entitled to receive cash payment for the Restricted Stock Units which the Participant may have a contingent right to receive in the future;

            (ii) the Restricted Stock Units may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of; and

            (iii) the Restricted Stock Units may be forfeited immediately as provided in paragraph (d) of this Section 5.

     (c) 	Distribution of Restricted Stock Units - If a Participant
to whom Restricted Stock Units have been granted remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Restriction Period, upon the expiration of the Restriction Period all restrictions applicable to the Restricted
Stock Units shall lapse, and the Restricted Stock Units shall be settled in cash, not in shares of Common Stock, based on Fair
Market Value on the date all applicable restrictions lapse.

      (d) 	Termination of Employment - If the employment of a
Participant is terminated for any reason other than the Retirement, Disability or death of the Participant in service before the expiration of the Restriction Period, the Restricted Stock Units shall be forfeited immediately and all rights of the Participant to such units shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the employment of a Participant is terminated by reason of Retirement, Disability or death of the Participant in service before expiration of the Restriction Period, the number of Restricted Stock Units held by the Corporation for the Participant's account shall be reduced by the proportion of the Restriction Period remaining after the Participant's termination of employment; the restrictions on the balance of such Restricted Stock Units shall lapse on the date the Participant's employment terminated; and the cash settlement representing the Restricted Stock Units upon which the restrictions have lapsed shall be delivered to the Participant (or, in the event of the Participant's death, to his Beneficiary).

 	(e) 	Waiver of Restrictions - The Committee, in its sole
discretion, may waive any or all restrictions with respect to Restricted Stock Units.


Section 6.	 DIVIDEND EQUIVALENT PAYMENTS

The Committee may authorize the payment of dividend equivalents on some or all of the Restricted Stock Units representing shares of Common Stock, in an amount equal to, and commensurate with, dividends declared by the Board of Directors and paid on Common Stock. Dividend equivalents payable on Restricted Stock Units under this Section 6 shall be paid immediately in cash or converted to additional Restricted Stock Units based on the Fair Market Value of Common Stock on the date dividends are paid, as may be determined by the Committee. If the dividend equivalents are paid immediately in cash, the settlement thereof will be paid in cash. If the dividend equivalents are converted to additional Restricted Stock Units, the additional Restricted Stock Units shall be recorded in the Participant's individual memorandum account and subject to any remaining Restriction Period applicable to the Restricted Stock Units on which the dividend equivalents were paid. Upon cash settlement of the Restricted Stock Units on which the dividend equivalents were paid, the additional Restricted Stock Units representing dividend equivalents will be paid in cash.
The Committee may authorize the payment of dividend equivalents under this Section 6 with respect to any Restricted Stock Unit for all or some portion of its term.


Section 7.	CAPITAL ADJUSTMENTS

		In the event of a recapitalization, stock split, stock dividend, exchange, combination, or reclassification of shares, merger, consolidation, reorganization, or other change in or affecting the capital structure or capital stock of the Corporation, the Board of Directors, upon the recommendation of the Committee, may make appropriate adjustments in the number of Restricted Stock Units representing shares of Common Stock, as it deems equitable, in its absolute discretion, to prevent dilution or enlargement of the rights of Participants.


Section 8.	AMENDMENT OR TERMINATION OF THE PLAN

		The Corporation may at any time and from time to time alter or amend, in whole or in part, any or all of the provisions of the Plan, or may at any time suspend or terminate the Plan, through written action of its chief executive officer or resolution of its Board of Directors, provided that no change in any Award theretofore granted to any Participant may be made which would impair or diminish the rights of the Participant without the Participant's consent.


Section 9.	MISCELLANEOUS

     (a) 	Withholding - The Corporation and its Subsidiary
Companies shall have the right, to the extent permitted by law, to deduct from any payment of any kind otherwise due to a Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan, and to the extent any such withholding requirements are not satisfied, each Participant shall pay to the Corporation any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan.

     (b) 	Stockholder Rights - No person shall have any rights
of a stockholder by virtue of a Restricted Stock Unit.

     (c) 	No Contract of Employment - This Plan shall not be
deemed to be an employment contract between the Corporation or any Subsidiary Company and any Participant or other employee. Nothing contained herein, or in any agreement, certificate or other document evidencing, providing for, or setting forth the terms and conditions applicable to any Awards shall be deemed to confer upon any Participant or other employee a right to continue in the employment of the Corporation or any Subsidiary Company, or to interfere with the right of the Corporation or any Subsidiary Company to terminate the employment of such Participant or employee at any time.

     (d) 	Unfunded Plan - Except as may otherwise be provided
in the Plan, the Plan shall be unfunded. Neither the Corporation nor any Subsidiary Company shall be required to segregate any assets that may be represented by Restricted Stock Units, and neither the Corporation nor any Subsidiary Company shall be deemed to be a trustee of any amounts to be paid under a Restricted Stock Unit. Any liability of the Corporation to pay any Participant or Beneficiary with respect to a Restricted
Stock Unit shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Corporation or a Subsidiary Company.

     (e) 	Applicable Law - The Plan, its validity, interpretation,
and administration, and the rights and obligations of all persons having an interest therein, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws may be preempted by Federal law.

     (f) Gender and Number - Wherever used in the Plan, words in the masculine form shall be deemed to refer to females as well as to males, and words in the singular or plural shall be deemed to refer also to the plural or singular, respectively, as the context may require.